As filed with the Securities and Exchange Commission on January 3, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Trek Resources, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	75-2416059
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or organization)

4925 Greenville Avenue, Suite 955
Dallas, Texas	75206
(Address of Principal Executive Offices)	(Zip Code)

2000 TREK RESOURCES, INC. STOCK OPTION PLAN
(Full title of the Plan)

Michael E. Montgomery
Chief Executive Officer
Trek Resources, Inc.
4925 Greenville Avenue, Suite 955
Dallas, Texas 75206
(Name and address of agent for service)

(214) 373-0318
(Telephone number, including area code, of agent for service)

With a copy to:
WILLIAM L. BOEING
Haynes and Boone, LLP
1600 North Collins, Suite 2000
Richardson, Texas 75080
(972) 680-7553
(972) 680-7551 facsimile

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Registration Fee (1)
Common Stock, par value $.01 per share. . . . . .	3,500,000	$ .08	$280,000	$66.92
Total . . . . . . . . . . . . . . . . . . . . .	3,500,000	$ .08	$280,000	$66.92

(1)     The offering price per share, the aggregate offering price and the registration fee have been calculated in accordance with paragraphs (c) and (h)(1) of Rule 457 promulgated under the Securities Act of 1933, based on the average of the bid and ask prices for the Company's Common Stock reported on the Over-the-Counter Bulletin Board on December 31, 2001 ($.08 per share).

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed with the Securities and Exchange Commission are incorporated by reference and made a part of this prospectus.

     -    the description of our common stock contained in our registration statement on Form 10-SB filed on March 26, 2001, including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock; and

- our Annual Report on Form 10-KSB, filed on December 27, 2001.

           All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

           Our certificate of incorporation provides that the liability of our directors to us or any of our stockholders for monetary damages arising from acts or omissions occurring in their capacity as directors shall be limited to the fullest extent permitted by the laws of Delaware or any other applicable law. This limitation does not apply with respect to any action in which our directors would be liable under Section 174 of the General Corporation Law of the State of Delaware nor does it apply with respect to any liability in which a director:

-	breached his duty of loyalty;
-	did not act in good faith or, in failing to act, did not act in good faith;
-	acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or
-	derived an improper personal benefit.

     Our certificate of incorporation provides that we shall indemnify our directors, officers and employees and former directors, officers and employees to the fullest extent permitted by laws of Delaware or any other applicable law. Pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware, we have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action which we bring or that is brought in our behalf) by reason of the fact that he is or was our director, officer, employee, or agent, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in our best interest, or not opposed to our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The power to indemnify applies to actions which we bring or which are brought on our behalf as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself. Further, we will not provide indemnification in the event of any adjudication of negligence or misconduct unless a court of competent jurisdiction, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The indemnification authorized under the Delaware statute is not exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise. We currently have directors' and officers' liability insurance covering claims against our directors and officers in their official capacities.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits
Exhibit No	Description

4.1*	Articles of Incorporation of Trek Resources, Inc.

4.2*	Amended and Restated Bylaws of Trek Resources, Inc.

4.3*	Credit Agreement, dated December 24, 1997, by and between Compass Bank and McGowen Resources Company, Inc.

4.4*	First Amendment to Credit Agreement, dated June 29, 2000, by and between Compass Bank and McGowen Resources Company, Inc.

4.5*	Second Amendment to Credit Agreement, dated July 31, 2000, by and between Compass Bank and Trek Resources, Inc.

4.6*	Third Amendment to Credit Agreement, dated February 12, 2001, by and between Compass Bank and Trek Resources, Inc.

4.7**	Fourth Amendment to Credit Agreement, dated July 31, 2001, by and between Trek Resources, Inc. and Compass Bank

4.8*	2000 Trek Resources, Inc. Stock Option Plan

5.1+	Opinion of Haynes and Boone, LLP with respect to the validity of the securities

23.1+	Consent of Ernst & Young LLP, independent auditors

23.2+	Consent of LaRoche Petroleum Consultants, Ltd.

23.3+	Consent of Haynes and Boone, LLP (contained in Exhibit 5.1)

24.1+	Power of Attorney of officers and directors of the Company (included in the signature page of this Registration Statement)
* Previously filed as an exhibit to our registration statement on Form 10-SB filed on March 26, 2001, and incorporated herein by reference.

** Previously filed as an exhibit to our Current Report on Form 10-QSB, filed on August 14, 2001, and incorporated herein by reference.

+ filed herewith

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (c)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)  That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 3rd day of January 2002.

TREK RESOURCES, INC.
A Delaware corporation

By: /s/ Michael E. Montgomery
Name: Michael E. Montgomery
Title:	President, Chief Executive Officer,
Chief Financial Officer
and Chairman of the Board

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael E. Montgomery, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-8 under the Securities Act of 1933, including any amendment or amendments relating thereto (and any additional Registration Statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933, including any amendment or amendments relating thereto), with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons on behalf of the registrant on the date and in the capacities indicated:

SIGNATURE	DATE

/s/ Michael E. Montgomery	January 3, 2002
Michael E. Montgomery
President, Chief Executive Officer
(principal executive officer), Chief
Financial Officer (principal accounting and
financial officer) and Chairman of the Board

/s/ Harold H. Ginsburg	January 3, 2002
Harold H. Ginsburg
Director

/s/ Dewain V. Hill	January 3, 2002
Dewain V. Hill
Director

/s/ Kenneth R. Smith	January 3, 2002
Kenneth R. Smith
Director

/s/ James P. McGowen	January 3, 2002
James P. McGowen
Director
Index to Exhibits

Exhibit Number	Description of Exhibits

4.1*	Articles of Incorporation of Trek Resources, Inc.

4.2*	Amended and Restated Bylaws of Trek Resources, Inc.

4.3*	Credit Agreement, dated December 24, 1997, by and between Compass Bank and McGowen Resources Company, Inc.

4.4*	First Amendment to Credit Agreement, dated June 29, 2000, by and between Compass Bank and McGowen Resources Company, Inc.

4.5*	Second Amendment to Credit Agreement, dated July 31, 2000, by and between Compass Bank and Trek Resources, Inc.

4.6*	Third Amendment to Credit Agreement, dated February 12, 2001, by and between Compass Bank and Trek Resources, Inc.

4.7**	Fourth Amendment to Credit Agreement, dated July 31, 2001, by and between Trek Resources, Inc. and Compass Bank

4.8*	2000 Trek Resources, Inc. Stock Option Plan

5.1+	Opinion of Haynes and Boone, LLP with respect to the validity of the securities

23.1+	Consent of Ernst & Young LLP, independent auditors

23.2+	Consent of LaRoche Petroleum Consultants, Ltd.

23.3+	Consent of Haynes and Boone, LLP (contained in Exhibit 5.1)

24.1+	Power of Attorney of officers and directors of the Company (included in the signature page of this Registration Statement)
* Previously filed as an exhibit to our registration statement on Form 10-SB filed on March 26, 2001, and incorporated herein by reference.

** Previously filed as an exhibit to our Current Report on Form 10-QSB, filed on August 14, 2001, and incorporated herein by reference.

+ filed herewith